Atrion Reports First Quarter Results

Diluted EPS Increased by 46%

ALLEN, TX -- (Marketwire - May 09, 2011) - Atrion Corporation (NASDAQ: ATRI) today announced that for the first quarter of 2011 diluted earnings per share were 46% higher than in the first quarter of 2010, and revenues for the quarter were up 14% compared to the first quarter of 2010.

Commenting on the Company's results for the first quarter of 2011 compared to the same period last year, Emile A Battat, Chairman & CEO, said: "We had an exceptional first quarter with all major product areas contributing to the 14% increase in revenues. With continued emphasis on expanding sales of proprietary products and operational enhancements, our operating income was up 43%." Mr. Battat added, "Five percentage points of the increase in operating income were attributable to a decline in charges for depreciation and amortization compared to last year's period as some older but well maintained equipment became fully depreciated. We anticipate that our depreciation and amortization expenses will trend upwards beginning in the second half of 2011 as we take delivery of new capital equipment over the next 12 months. The cost of such equipment should almost equal the combined total of capital expenditures made during the previous three calendar years." Mr. Battat said, "We continue to generate a strong cash flow, increasing our cash and investments by $4.5 million during the quarter." Mr. Battat concluded, "While we are optimistic about the remainder of this year, a note of caution is appropriate. The increase in diluted earnings per share for the first quarter of 2011 was exceptional, and is not indicative of the growth rate we expect for the rest of the year."

Mr. Battat further stated, "Subsequent to the end of the quarter, on April 27, 2011, Alabama suffered a natural disaster of historic proportions. Our hearts go out to the many victims of the tornadoes that hit Alabama. The Company operates a facility in the affected region. We are truly grateful that all of our employees are safe. Our facility was not damaged, but the entire region was without power for several days. As a result, we have incurred and will continue to incur costs associated with disaster recovery, including assistance to our employees and community, the loss of several days of molding production, the running of our automated assembly on diesel generators, and the need to operate overtime during the second quarter to replenish safety stock of finished goods used to ensure continuous deliveries to our customers. Power has now been restored, and the facility is back to normal operations. We do not expect these additional costs or the interruption of our production to have a material adverse effect on our business, financial condition or results of operations."

Atrion's revenues for the quarter ended March 31, 2011 were $30,589,000 compared with $26,902,000 in the same period in 2010. Net income in the current year quarter totaled $6,858,000 compared to $4,697,000 in last year's first quarter. On a diluted per share basis, earnings for the period increased to $3.38 as compared to $2.31 in the first quarter of last year.

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding future depreciation and amortization expenses, delivery and cost of new capital equipment, the outlook and earnings per share for the remainder of 2011 and the impact of the Alabama storms and our disaster recovery activities on our business, financial condition and results of operations. Words such as "expects," "believes," "anticipates," "intends," "should," "plans", and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls; impact of the Alabama storms and our disaster recovery on our business, financial condition or results of operation. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                            ATRION CORPORATION
                    CONSOLIDATED STATEMENTS OF INCOME
                  (In thousands, except per share data)
                                (Unaudited)
                                                      Three Months Ended
                                                           March 31,
                                                       2011        2010
                                                    ----------  ----------
Revenues                                            $   30,589  $   26,902
Cost of goods sold                                      15,037      14,877
                                                    ----------  ----------
  Gross profit                                          15,552      12,025
Operating expenses                                       5,456       4,987
                                                    ----------  ----------
  Operating income                                      10,096       7,038

Interest income                                            326         161
Other income (expense), net                                  2          --
                                                    ----------  ----------
  Income before income taxes                            10,424       7,199
Income tax provision                                    (3,566)     (2,502)
                                                    ----------  ----------
  Net income                                             6,858       4,697
                                                    ==========  ==========

Income per basic share                              $     3.40  $     2.33
                                                    ==========  ==========

Weighted average basic shares outstanding                2,016       2,018
                                                    ==========  ==========

Income per diluted share                            $     3.38  $     2.31
                                                    ==========  ==========

Weighted average diluted shares outstanding              2,030       2,030
                                                    ==========  ==========

                            ATRION CORPORATION
                        CONSOLIDATED BALANCE SHEETS
                              (In thousands)
                                                     Mar. 31,    Dec. 31,
ASSETS                                                 2011        2010
                                                    ----------- -----------
                                                    (Unaudited)
Current assets:
  Cash and cash equivalents                         $     7,960 $    10,670
  Short-term investments                                 16,582      10,715
                                                    ----------- -----------
  Total cash and short-term investments                  24,542      21,385
  Accounts receivable                                    14,885      11,521
  Inventories                                            18,765      17,400
  Prepaid expenses and other                                888       1,050
  Deferred income taxes                                     625         625
                                                    ----------- -----------
    Total current assets                                 59,705      51,981

Long-term investments                                    21,693      20,291

Property, plant and equipment, net                       51,066      50,664
Other assets                                             11,652      11,716
                                                    ----------- -----------

                                                    $   144,116 $   134,652
                                                    =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                    10,844       7,752
  Line of credit                                             --          --
  Other non-current liabilities                          10,502      10,283
  Stockholders' equity                                  122,770     116,617
                                                    ----------- -----------

                                                    $   144,116 $   134,652
                                                    =========== ===========

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800